Filed Pursuant to Rule 424(b)(5)

Registration No. 333-279036

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 7, 2024)

Up to 3,898,852 Shares of Common Stock Underlying Previously Issued Warrants

This prospectus relates to the issuance by INmune Bio Inc. of up to 3,898,852 shares of our common stock issuable from time to time upon exercise of certain warrants that we previously issued in our (i) registered direct offering that closed on April 19, 2024 (the “April 2024 Offering”), (ii) our registered direct offering that closed on April 29, 2024 (the “Second April 2024 Offering”), and (iii) our registered direct offering that closed on September 16, 2024 (the “September 2024 Offering” and together with the April 2024 Offering and the Second April 2024 Offering, the “Offerings”).

The warrants include: (i) warrants issued in the April 2024 Offering that are exercisable until the earlier of (a) April 24, 2026 or (b) thirty (30) trading days following the reporting of top line data in the Company’s Phase 2 Alzheimer’s program of XPro1595, but not thereafter, provided however, in the event that the warrant is held by directors, officers or other affiliates of the Company and the termination date is during a period that such officers, directors or affiliates are subject to a blackout with respect to trading in the Company’s common stock, such officers, directors or affiliates will have an additional 60 days from the termination of the blackout date to exercise the warrant and have an exercise price of $9.152 per share for up to 571,592 shares of common stock (the “April 2024 Warrants”); (ii) warrants issued in the Second April 2024 Offering that are exercisable until the earlier of (a) April 29, 2026 or (b) thirty (30) trading days following the reporting of positive top line data (Early/mild Alzheimer’s Cognitive Composite (“EMACC”) with a p-value less than or equal to 0.05) in the Company’s Phase 2 Alzheimer’s program of XPro1595 at an exercise price of $9.84 per share for up to 986,000 shares of common stock (the “Second April 2024 Warrants”) and (iii) warrants issued in the September 2024 Offering that are exercisable starting March 16, 2025 until March 16, 2030, subject to certain exceptions, at an exercise price of $6.40 per share for up to 2,341,260 shares of common stock (the “September 2024 Warrants” and together with the April 2024 Warrants and the Second April 2024 Warrants, the “Warrants”). If the Warrants are all exercised for cash, we would receive approximately $29.9 million. To the extent any of the warrants are exercised on a “cashless” basis, we will not receive any cash proceeds from the exercise.

Our common stock is listed on the Nasdaq Capital Market under the symbol “INMB.” On March 6, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $8.02 per share.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-7  of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Offering price(1) and proceeds to us, before expenses	$9.152	$5,231,210
Offering price(2) and proceeds to us, before expenses	$9.84	$9,702,240
Offering price(3) and proceeds to us, before expenses	$6.40	$14,984,064

(1)	Represents the exercise price of the April 2024 Warrants.

(2)	Represents the exercise price of the Second April 2024 Warrants.

(3)	Represents the exercise price of the September 2024 Warrants.

The date of this prospectus supplement is March 7, 2025.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference as described under the heading “Incorporation of Certain Information by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy our common stock under this prospectus in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section entitled “Incorporation of Certain Information by Reference” in this prospectus supplement.

In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “INmune Bio,” the “Company,” “we,” “our,” or “us,” refer to INmune Bio Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise. When we refer to “you”, we mean the potential holders of our securities. Capitalized terms used, but not defined, in this prospectus supplement are defined in the accompanying prospectus.

S-ii

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain or incorporate forward-looking statements. These forward-looking statements reflect management’s beliefs and assumptions. In addition, these forward-looking statements reflect management’s current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by, or that include the words “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” or similar expressions.

Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that the expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

The factors described under “Risk Factors” in this prospectus supplement and in any documents incorporated by reference herein, and other factors could cause our or our industry’s future results to differ materially from historical results or those anticipated or expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

You should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. Any forward-looking statement speaks only as of the date of this prospectus supplement. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our shares of common stock. You should carefully read this entire prospectus supplement and accompanying prospectus, including the information incorporated herein and therein, including the “Risk Factors” section contained in this prospectus supplement and the other documents incorporated by reference into this prospectus supplement.

Company Overview

Our objective is to develop and commercialize our product candidates to treat diseases where the innate immune system is dysfunctional causing or contributing to the patient’s disease. Innate immune dysfunction can occur for a variety of reasons including genetics, lifestyle, and other factors. However, age plays a significant role in the development of immune dysfunction. Innate immune dysfunction can be seen in cancer where Natural Killer (“NK”) cells are impaired and facilitate a tumor’s evasion of the immune system and subsequent disease progression. Chronic inflammation is implicated in neurologic and metabolic diseases where it impairs the innate immune system. Our primary focus continues to be treatment of cancer with INKmune and treatment of Alzheimer’s Disease (“AD”) and Treatment Resistant Depression (“TRD”) with XPro1595 (“XPro”). We have added CORDStrom, a pooled, human umbilical cord mesenchymal stem cell (“hucMSC”) product to treat recessive dystrophic epidermolysis bullosa (“RDEB”), a pediatric orphan disease caused by mutations in the COL7A1 gene that results in a debilitating disease of skin blistering, dysphagia and failure to thrive with chronic wound problems that often results in fatal squamous cell carcinoma.

XPro, targets AD and TRD. XPro for AD has completed Phase I trials and a Phase II trial has completed enrollment of patients at clinical sites in, UK, EU, Australia and Canada. Patients are currently being treated with XPro for early AD as part of that clinical trial. TRD is being prepared for Phase II trials. We expect to start a pivotal global registration trial in patients with AD after the results of the Phase II trial have been analyzed. The INKmune program is in an open label Phase II trial in metastatic castrate resistant prostate cancer. CORDStrom for the treatment of children with RDEB has completed a pivotal blinded randomized cross-over trial. The data will be submitted for a marketing authorization by filing a Biologics License Application (“BLA”) with the U.S. Food and Drug Administration (“FDA”) which is anticipated by the end of 2025 or early 2026. Afterwards, the Company intends to file a Marketing Authorization Application (“MAA”) in the UK and EU.

CORDStrom is a patent-pending cell medicine comprising aseptic, allogeneic, pooled hucMSCs in suspension for injection or infusion. The CORDStrom platform leverages, among other things, proprietary screening, pooling and expansion techniques to create off-the-shelf, allogeneic, pooled hucMSCs as medicines to treat complex inflammatory diseases. CORDStrom products are designed to provide high-quality, off-the-shelf, batch-to-batch consistent, scalable, cGMP manufactured, potent cellular medicines that can be produced at low cost and with repeatable specification independent of donor characteristics. Initially developed at the INKmune manufacturing facilities utilizing UK academic grant funding, CORDStrom is a mesenchymal stromal cell (“MSC”) product platform that shows promise as a first systemic therapy for potentially treating RDEB and many other debilitating conditions. While the first generation CORDStrom product is agnostic to disease indication, the platform enables creation of indication-specific products, which can be tuned for optimization of anti-inflammatory, immunomodulatory, wound healing, and other characteristics.

The CORDStrom product platform shares many similarities, including reagents, equipment, and procedures, with the Company’s INKmune oncology product, enabling the Company to leverage economies of scale, experienced staff, and other resources to strategically manufacture both products in a rotational campaign with resource and environmental efficiencies.

Children with RDEB have skin that is damaged by even the smallest amount of friction which causes severe blistering, deep wounds, and scars. It is caused by a fault in a gene that makes collagen, a protein that holds the skin layers together. There are limited options available for treatment, none that adequately meet the needs of patients, and the condition gets worse over time, with most children reliant on a wheelchair as they move into their teenage years. Many of those with an RDEB diagnosis tend to develop aggressive life-threatening skin cancer in adulthood caused by the accumulated damage to their skin. The Company estimates roughly 4,500 people suffer from RDEB in the US, UK and EU representing a large unmet opportunity to potentially provide routine clinical care to these children.

Since 2020, the Company has supplied CORDStrom hucMSCs as an investigational medical product to the Great Ormond Street Hospital (“GOSH”), London, in connection with the Mission EB study, which was primarily funded by a grant from the National Institute for Health and Care Research (“NIHR”) in the United Kingdom. INmune Bio was compensated for CORDStrom used in the trial and was not a sponsor of the Mission EB study. Investigators recently concluded a double blinded, placebo-controlled arm of the study, which evaluated the safety and efficacy of CORDStrom in 30 pediatric patients (less than 16 years old) in the UK with intermediate and severe RDEB using a novel cross-over clinical trial design. Patients were randomized to CORDStrom or placebo arms and received two intravenous infusions two weeks apart and then followed for 9 months. Each child then crossed over to the other arm and received two doses of placebo or CORDStrom two weeks apart with a further 9-month follow-up.

All patients were treated as day-cases and no CORDStrom related serious adverse events were reported through the study. Top-line results showed the treatment was easily administered, well tolerated and there were beneficial effects across all types of patients receiving CORDStrom with respect to Itch Man Scale, iscorEB clinician score and iscorEB skin involvement.  Most notably, CORDStrom significantly reduced itch scores as measured by the Itch Man Scale. In patients with the most severe disease activity, CORDStrom reduced itch at 3 months and led to a sustained reduction of over 27% at 6 months. These results demonstrate a clinically meaningful reduction in itch severity sustained over time. Intermediate group patients showed a broader range of improvements, including reduced skin involvement and less pain as well as large reduction in itch.  The younger patients (less than 10 years old) showed improvements in skin score, indicating better skin integrity and reduced disease activity. Interviews with patients and caregivers on completing follow up strongly support the clinical benefits of the therapy; both caregivers and patients were able to correctly identify which treatment had been CORDStrom and which had been placebo. Those who completed the study are asking to continue on therapy, which the Company intends to pursue as an open-label study.

The Mission EB data form the basis of a license that was entered into between INmune Bio and GOSH, whereby the Company gains exclusive access to the clinical study data for commercial uses in exchange for payment of an initiation milestone of £250,000 (approximately $0.3 million) and a single development milestone of approximately £6 million (approximately $7.8 million) due on receipt of first marketing authorization from the FDA, European Medicines Agency (“EMA”), or Medicines and Healthcare Products Regulatory Agency (“MHRA”), and an ongoing commitment to supply CORDStrom to patients enrolled in an open label arm of the Mission EB study, subject to certain limitations.

After reviewing results of the Mission EB study, the Company initiated a Type C meeting with the FDA to obtain Chemistry, Manufacturing, and Controls (“CMC”) and regulatory feedback and submitted information, data and requests for Rare Pediatric Disease and Orphan Drug Designations (“RPDD”/“ODD”).

The FDA granted RPDD to the Company’s CORDStrom product on December 13, 2024, ahead of the sunset period under Section 529(b)(5) of the Federal Food, Drug, and Cosmetic Act. As such, CORDStrom remains eligible to receive a Priority Review Voucher (“PRV”) if approved by the FDA on or prior to September 30, 2026. If granted, a PRV can be redeemed to receive priority review for a different product. Alternatively, a PRV may be transferred or sold to another sponsor.

The FDA granted ODD to the Company’s CORDStrom product on January 6, 2025. Benefits of ODD include certain tax credits and eligibility for select grants, waiver of FDA user fees, including the BLA application fees, access to frequent meetings with the FDA for efficient drug development, and eligibility for seven (7) years of market exclusivity post approval.

The Company plans to prepare for and hold a pre-BLA meeting to discuss particulars of its planned BLA submission, with intent to submit a BLA this year seeking approval of CORDStrom for treatment of RDEB. Concurrently, the Company will also seek to submit MAAs to the EU and UK in 2026.

We believe our dominant-negative tumor necrosis factor  (“DN-TNF”) platform can be used as a CNS (“central nervous system”) therapy to target glial activation to prevent progression of AD; to target neuroinflammation in TRD. The primary focus of the Company’s development efforts for XPro is AD. The next indication to be developed with XPro will be TRD. In each case, we believe neutralizing sTNF is a cornerstone to the treatment of these diseases.

We believe the DN-TNF platform can be used to treat selected neurodegenerative diseases by reducing neuroinflammation without immunosuppression. The Company believes the core pathology of cognitive decline is a combination of neurodegeneration and synaptic dysfunction. Neurodegeneration is nerve cell death that may include demyelination. Synaptic dysfunction means the connections between nerve cells stop working efficiently and may decrease in number. The combination of neurodegeneration and synaptic dysfunction causes cognitive decline and behavioral changes associated with AD. XPro completed a Phase I trial treating patients with AD that was partially funded by a Part-the-Clouds Award from the Alzheimer’s Association. We believe XPro targets activated microglia and astrocytes of the brain that produce sTNF that promotes nerve cell loss, synaptic dysfunction and prevents myelin repair, key elements in the development of dementia. In animal models, elimination of sTNF prevents nerve cell dysfunction, reverses synaptic pruning and promotes myelin repair. The Phase I trial in patients with biomarkers of inflammation with AD has been completed. The open label, dose escalation trial was designed to demonstrate that XPro can safely decrease neuroinflammation in patients with ADi. ADi is the term used to delineate patients with AD with biomarkers of inflammation. The endpoints of the trial were measures of neuroinflammation and neurodegeneration in blood and cerebral spinal fluid by measuring changes in inflammatory cytokine levels in the CNS and using MRI-DTI to measure brain microstructural changes. XPro, at the 1mg/kg/week dose, decreased inflammatory cytokines in the cerebrospinal fluid (“CSF”) in the brain demonstrating that XPro can decrease neuroinflammation in patients with AD. We also studied downstream benefits of decreasing neuroinflammation by measuring changes in the CSF proteome and quantifying changes in novel white matter MRI biomarkers. XPro significantly decreases biomarkers of neurodegeneration as measured by changes in the CSF proteome including neurofilament light chain, phospho Tau 217 and VILIP-1; decreases of 84%, 46% and 91% respectively after 3 months of therapy. Three months of XPro therapy improved measures of synaptic function, as measured in the CSF proteome including a 222% increase in Contactin 2 and a 56% decrease neurogranin, changes that contribute to improved synaptic function.

The successful completion of the Phase I trial in AD has informed the design of a blinded randomized, placebo-controlled Phase II trial in patients with early ADi. Early ADi includes patients with AD and mild cognitive impairment (“MCI”) who have at least one biomarker of inflammation (ADi and MCI respectively). The early ADi trial is a blinded randomized trial to test if treatment of early AD patients with neuroinflammation with XPro will affect cognitive decline. The Phase II trial in early ADi has six important elements. 201 patients are being enrolled in a 2:1 ratio (XPro vs placebo). The patients will receive 1mg/kg/week as a subcutaneous injection for six months. An enrichment strategy identical to the successful strategy used in the Phase I trial will be used to ensure patients have neuroinflammation. Patients will need to have one or more enrichment criteria: elevated blood level of at least one of C-reactive protein, hemoglobin A1c, erythrocyte sedimentation and at least one allele of ApoE4. The primary end-point will be EMACC, a validated cognitive measure that is more sensitive than traditional end-points used in many studies of patients with early AD. The AD program is open in Australia, Canada, the United Kingdom, France, Germany, Spain, Czech Republic and Slovakia. All patients will be offered to stay on therapy for at least 12 months in an extension trial. Clinical and biomarker data will be collected during the extension trial.

Full enrollment in the Phase II AD trial occurred in late 2024 with 208 patients enrolled. Topline data of EMACC is expected to be reported in June followed by secondary end-points which include blood biomarker, neuroimaging and additional neuropsychiatric end-points which should be available 2-3 months after top line data. Finally, several months after all the data are analyzed, the Company plans an end-of-phase II meeting with the FDA to finalize plans for the pivotal Phase III trial. XPro for treatment of AD may be eligible for one or both accelerated approval pathways. We expect to be eligible for “Break Through” status after completion of the Phase II in 2025.

Effective therapy for TRD is a large unmet need. Twenty percent of patients with a major depressive disorder have TRD. Once third of TRD patients have peripheral biomarkers to inflammation (elevated CRP). This is a large patient population. The role of TNF and anti-TNF therapeutics was explored in a small open label clinical trial by Prof. Andrew Miller, MD of Emory University demonstrated the patients have elevated TNF levels and treatment with infliximab treated their depression (Miller, 2011). The Company has a $2.0 million award from the National Institute of Mental Health (“NIMH”) to treat TRD with XPro. The blinded, randomized Phase II trial will use biomarkers of peripheral inflammation to select patients with TRD for enrollment. Patients will be treated for 6 weeks. Primary end-points include both clinical and neuroimaging measures. The TRD trial is expected to start enrollment during 2025.

We believe that INKmune improves the ability of the patient’s own NK cells to attack their tumor. INKmune interacts with the patient’s NK cells to convert them from inert resting NK cells into memory-like NK cells that kill the patient’s cancer cells. INKmune is a replication incompetent proprietary cell line that is given to the patient after determining that i) the patient has adequate NK cells in their circulation and ii) those NK cells are functional when exposed to INKmune in vitro. INKmune is designed to be given to patients after their immune system has recovered after cytotoxic chemotherapy to target the residual disease that remains after treatment with cytotoxic therapy. We believe INKmune can be used to treat numerous hematologic malignancies and solid tumors including leukemia, multiple myeloma, lymphoma, lung, ovary, breast, renal and prostate cancer. The Company had a Phase I trial using INKmune to treat patients with high risk MDS/AML, a form of leukemia. Two patients were treated in the Phase I trial for MDS, three patients have been treated compassionately in AML and another MDS patient is expected to be treated shortly. During March 2024, the Company decided to terminate further enrollment in the MDS/AML trial. In the patients, INKmune therapy is safe, produces memory-like NK cells that kill cancer in vitro, and promotes development of cancer killing memory-like NK cells that can be found in the patient’s circulation of 4 months. The Company initiated a separate Phase I/II trial of INKmune in a metastatic castrate resistant prostate cancer. The open label trial enrolled the first patient in December 2023.

The Phase I/II trial using INKmune to treat patients with metastatic castrate resistant prostate cancer is an open label trial. Biomarker data from the patients will be visible as patients are treated. The Company will report data from each cohort as it becomes available. Because of the modified Bayesian design, the Company estimates the trial will be completely enrolled 1H25 with top-line data available 6 months later. Topline data is divided into immunologic and tumor response variables. The most important immunologic response variable is related to memory like NK cell persistence. This is how long are the number of mlNK cells in patients blood compared to baseline. There are 3 important variables to tumor response: i) blood PSA changes; ii) change in PMSA scan and iii) change in circulating tumor DNA (ctDNA). Ideally, the levels of all three variables decrease with treatment. We do not expect this 6-month trial to provide survival data.

Recent Developments

Registered Direct Offering

On September 12, 2024, the Company entered into securities purchase agreements with investors and certain directors, officers, and employees of the Company for the purchase and sale by the Company of 2,341,260 shares of the Company’s common stock and warrants to purchase an additional 2,341,260 shares of the Company’s common stock exercisable six months from the issuance date in a registered direct offering in exchange for gross proceeds of $13.0 million, before deducting placement agent fees and expenses (the “September 2024 Offering”). Directors and officers that participated in the offering paid a combined offering price of $6.50 per share and warrant, and other investors paid $5.50 per share and warrant. The exercise price of the warrants is $6.40, and the warrants are exercisable beginning on March 16, 2025 and will terminate on March 16, 2030 unless accelerated pursuant to the terms of the warrants.

ATM Offering

We and BTIG, LLC, as sales agent (“BTIG”), entered into an At-the-Market-Sales Agreement, dated March 10, 2021 (the “Sales Agreement”) as amended, on August 16, 2023 (“Amendment No. 1 to the Sales Agreement”). On August 9, 2024,  we entered into an Amended and Restated At-The-Market Sales Agreement (the “Amended and Restated Sales Agreement”) with RBC Capital Markets, LLC and BTIG, LLC as sales agents pursuant to which we may offer and sell, from time to time, in its sole discretion, shares of its common stock, having an aggregate offering price of up to $75,000,000, subject to certain limitations on the amount of common stock that may be offered and sold by us set forth in the Amended and Restated Sales Agreement.

We filed with the SEC a prospectus supplement dated August 9, 2024, specifically relating to offers and sales of common stock under the Amended and Restated Sales Agreement (the “ATM Prospectus Supplement”), together with the prospectus forming a part of Registration Statement. As of the date of this prospectus supplement, we have sold an aggregate of (i) $2,095,293 of shares of our common stock pursuant to Amendment No. 1 to the Sales Agreement, (ii) $16,298,838 of shares of our common stock pursuant to the Sales Agreement, all of which were sold prior to the execution of Amendment No. 1 to the Sales Agreement and (iii) $3,878,225 of shares of our common stock pursuant to the Amended and Restated Sales Agreement.

Cordstrom License

On February 6, 2025, the Company and GOSH entered into a license agreement for the exclusive commercial use to clinical trial data associated with the Mission EB study investigating the potential of CORDStrom to treat RDEB in pediatric patients. The Company owns the intellectual property covering CORDStrom, the investigational medicinal product used in the Mission EB study. In addition, the Company owns intellectual property and maintains trade secret protections covering the manufacturing of CORDStrom. With this license to the clinical trial data, the Company intends to prepare applications seeking marketing authorization of CORDStrom for treatment of pediatric RDEB in each of the FDA, EMA, and MHRA. Terms of the license agreement include an upfront payment of £250,000 (approximately $0.3 million) and a single milestone payment of up to £6,000,000 (approximately $7.8 million) due on the first to occur marketing authorization to be granted by the FDA, EMA or MHRA. In addition to these financial terms, the Company has also agreed to certain patient access obligations, including sponsoring the supply of CORDStrom to UK patients enrolled in an open label continuation of the Mission EB study.

Debt Payoff

During December 2024, the Company paid off its term loan with Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P.

NIH Grant

During 2024, the Company was notified that its NIH grant to treat TRD with XPro was reduced from $2.9 million to $2.0 million.

Amendment to Rights Agreement

On December 30, 2020, the Board of Directors (the “Board”) of the Company, approved and adopted the Rights Agreement, dated as of December 30, 2020 (the “Rights Agreement”), by and between the Company and VStock Transfer, LLC, as rights agent. Pursuant to the Rights Agreement, the Board declared a dividend of one preferred share purchase right (each, a “Right”) for each outstanding share of common stock. The Rights were distributable to stockholders of record as of the close of business on January 11, 2021. The Rights Agreement was amended on December 20, 2021, December 9, 2022, and on December 13, 2023. On December 6, 2024, the Company further amended its Rights Agreement, extending the expiration of the Rights Agreement to December 30, 2025.

Corporate Information

Our principal executive offices are located at 225 NE Mizner Blvd., Suite 640, Boca Raton, Florida 33432. Our telephone number is (858) 964-3720. We maintain an Internet website at www.inmunebio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus supplement. We have included our website address in this prospectus supplement as an inactive textual reference only and not as an active hyperlink.

THE OFFERING

Common stock being offering by us:	3,898,852 shares of common stock issuable from time to time upon exercise of the Warrants, consisting of (i) April 2024 Warrants to purchase 571,592 shares of common stock, (ii) Second April 2024 Warrants to purchase 986,000 shares of common stock, and (iii) September 2024 Warrants to purchase 2,341,260 shares of common stock

Common stock to be outstanding immediately prior to this offering:	22,692,227 shares(1)

Common stock to be outstanding after this offering	26,591,079 shares (assuming all of the Warrants are exercised for cash)

Use of proceeds	We estimate the net proceeds to us from this offering, assuming the exercise of all of the Warrants for cash, will be approximately $29.9 million after deducting estimated offering expenses payable by us. We intend to use net proceeds of this offering to fund an open-label RDEB clinical trial in the US and UK using CORDStrom, to support CMC activities including cGMP commercial scale manufacturing, and to advance regulatory work for BLA and MAA submissions for CORDStrom, to complete the Phase II AD trial of XPro, to continue the INKmune program, and for general corporate purposes, working capital, other research and development, and manufacturing. See “Use of Proceeds.” There is no assurance that any or all of the Warrants will be exercised.

Nasdaq Capital Market symbol:	INMB

Risk factors	Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

(1)	Unless we indicate otherwise, all information in this prospectus supplement, including the number of shares of common stock to be outstanding immediately after this offering as shown above, is based on 26,591,079 shares of common stock outstanding as of March 7, 2025, and excludes:

●	7,303,307 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $8.17 per share, 5,080,667 of which are exercisable at a weighted average exercise price of $8.70 per share;

●	45,386 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $14.05 per share; and

●	21,243 additional shares of our common stock available for future issuance under our amended and restated INmune Bio Inc. 2021 stock incentive plan and 15,975 shares available under the 2019 stock incentive plan.

RISK FACTORS

We will have broad discretion in the use of the net proceeds from this offering and we may use the net proceeds in a manner that does not increase the value of your investment.

We currently intend to use the net proceeds from this offering to offering to fund an open-label RDEB clinical trial in the US and UK using CORDStrom, to support CMC activities including cGMP commercial scale manufacturing, and to advance regulatory work for BLA and MAA submissions for CORDStrom, to complete the Phase II AD trial of XPro, to continue the INKmune program, and for general corporate purposes, working capital, other research and development, and manufacturing. See “Use of Proceeds.” However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds from this offering, and, accordingly, the investor in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. We may use the net proceeds in ways that do not improve our operating results or increase the value of your investment.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 3,898,852 shares of common stock issuable from time to time upon exercise of the Warrants, consisting of (i) April 2024 Warrants to purchase 571,592 shares of common stock at the offering price of $9.152 (representing the exercise price of the April 2024 Warrants), (ii) Second April 2024 Warrants to purchase 986,000 shares of common stock at the offering price of $9.84 (representing the exercise price of the Second April 2024 Warrants), and (iii) September 2024 Warrants to purchase 2,341,260 shares of common stock at the offering price of $6.40 (representing the exercise price of the September 2024 Warrants), and after deducting estimated offering expenses payable by us, the investor in this offering can expect an immediate dilution of $5.67  per share. See “Dilution.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after estimated offering expenses payable by us assuming exercise of all of the Warrants for cash, will be approximately $29.9 million. There can be no assurance that any or all of the Warrants will be exercised.

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from this offering to fund an open-label RDEB clinical trial in the US and UK using CORDStrom, to support CMC activities including cGMP commercial scale manufacturing, and to advance regulatory work for BLA and MAA submissions for CORDStrom, to complete the Phase II AD trial of XPro, to continue the INKmune program, and for general corporate purposes, working capital, other research and development, and manufacturing.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share (representing the average exercise price of the Warrants) and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of September 30, 2024.

Our historical net tangible book value as of September 30, 2024 was approximately $22.2 million or approximately $1.00 per share of our common stock, based upon 22,172,451 shares outstanding as of such date. After giving effect to the sale of 3,898,852 shares of our common stock, and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value at September 30, 2025, would have been approximately $52.1 million, or $2.00 per share. This represents an immediate increase in net tangible book value of approximately $1.00 per share to our existing stockholders, and an immediate dilution of $5.67 per share to investors purchasing shares in the offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering as of September 30, 2024:

Offering price per share (representing the average exercise price of the Warrants)	$7.67
Net tangible book value per share as of September 30, 2024	$1.00
Increase in net tangible book value per share attributable to this offering	$1.00
As adjusted net tangible book value per share as of September 30, 2024, after giving effect to this offering	$2.00
Dilution per share to investor purchasing shares in this offering upon exercise of the Warrants	$5.67

We have also included a pro forma dilution table to give effect the issuance of 411,776 shares of common stock under the Company’s at-the-market offering program at an average price of $8.59 per share during February and March 2025 and the issuance of 108,000 shares of common stock for cash at an exercise price of $3.91 per share during November 2024. Our pro forma net tangible book value as of September 30, 2024, after giving effect to on a pro forma basis, the issuance of 411,776 shares of common stock under the Company’s at-the-market offering program at an average price of $8.59 per share during February and March 2025, and after the issuance of 108,000 shares of common stock for cash at an exercise price of $3.91 per share, was approximately $26.0 million or $1.15 per share.

After giving effect to the issuance of 3,898,852 shares of our common stock for aggregate gross proceeds of $29.9 million (assuming the exercise of all of the Warrants for cash), after deducting estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2024 would have been approximately $55.9 million, or approximately $2.10 per share of our common stock. This represents an immediate increase in net tangible book value of $0.95 per share of our common stock to our existing stockholders and an immediate dilution in net tangible book value of approximately $5.57 per share of our common stock to the holders who exercise the Warrants. The following table illustrates per share dilution:

Offering price per share (representing the average exercise price of the Warrants)	$7.67
Pro forma net tangible book value per share as of September 30, 2024	$1.15
Increase in pro forma net tangible book value per share attributable to this offering	$0.95
Pro forma as adjusted net tangible book value per share as of September 30, 2024, after giving effect to this offering	$2.10
Dilution per share to investor purchasing shares in this offering upon exercise of the Warrants on a pro forma basis	$5.57

The information above assumes the exercise for cash of all of the Warrants. There is no assurance any or all of the Warrants will be exercised.

The information above is based on 22,172,451 shares of our common stock outstanding as of September 30, 2024, and excludes, as of that date:

●	6,296,807 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $8.87 per share, 5,032,843 of which are exercisable at a weighted average exercise price of $8.62 per share;

●	3,944,238 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.75 per share; and

●	1,151,718 additional shares of our common stock available for future issuance under our amended and restated INmune Bio Inc. 2021 stock incentive plan.

To the extent that outstanding options are exercised or we issue other shares, the investor purchasing shares in this offering could experience further dilution.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering an aggregate 3,898,852 shares of our common stock issuable from time to time upon exercise of the previously issued Warrants.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” beginning on page 7 of the accompanying prospectus.

Warrants

The following is a brief summary of certain terms and conditions of the Warrants which may be exercised to purchase shares of common stock offered hereby and is subject in all respects to the provisions contained in the Warrants. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants will not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrants.

April 2024 Warrants

Duration and Exercise Price

Each April 2024 Warrant has an initial exercise price of $9.152 per share. The April 2024 Warrants were immediately exercisable upon issuance on April 24, 2024 (the “April Initial Exercise Date”) and expire on the later of (i) April 24, 2026 or (ii) thirty (30) trading days following the public announcement by us reporting top line data (EMACC) in our Phase 2 Alzheimer’s program of XPRO1595. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. Each April 2024 Warrant is exercisable for one share of common stock.

Exercisability

The April 2024 Warrants are exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of purchased upon such exercise (except in the case of a cashless exercise). A holder (together with its affiliates) may not exercise any portion of the April 2024 Warrant to the extent that the holder would own more than 4.99% (or, at the election of a purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding common stock after exercising the holder’s April 2024 Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the April 2024 Warrants. No fractional shares of common stock will be issued in connection with the exercise of the April 2024 Warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Insider Participation

In the April 2024 Offering, certain of our officers and directors agreed to purchase the April 2024 Warrants on the same terms as described herein, except that (i) the combined offering price per share of common stock and accompanying April 2024 Warrant for officers and directors sold in the April 2024 Offering was $8.445 and (ii) in the event that the April 2024 Warrants are held by our directors, officers or other affiliates and the termination date is during a period that such officers, directors or affiliates are subject to a blackout with respect to trading in our common stock, such officers or affiliates will have an additional 60 days from the termination of the blackout date to exercise the April 2024 Warrants.

Second April 2024 Warrants

Duration and Exercise Price

Each Second April 2024 Warrant has an initial exercise price of $9.84 per share. The Second April 2024 Warrants became exercisable on April 29, 2024, and will expire on the later of (i) April 29, 2026 or (ii) thirty (30) trading days following the public announcement by us reporting positive top line data (EMACC with a p-value less than or equal to 0.05) of our Phase 2 Alzheimer’s program of XPRO1595. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. Each Second April 2024 Warrant is exercisable for one share of common stock.

Exercisability

The Second April 2024 Warrants is exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Second April 2024 Warrant to the extent that the holder would own more than 4.99% (or, at the election of a purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding common stock after exercising the holder’s Second April 2024 Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Second April 2024 Warrants. No fractional shares of common stock will be issued in connection with the exercise of a Second April 2024 Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

September 2024 Warrants

Duration and Exercise Price

Each September 2024 Warrant has an initial exercise price of $6.40 per share. The September 2024 Warrants are exercisable on or after March 16, 2025, and will expire on March 16, 2030, unless accelerated pursuant to the September 2024 Warrant (the “Termination Date”).

After March 16, 2025, subject to certain conditions, the Termination Date is subject to acceleration upon the occurrence of both (i) the Company’s public announcement of reporting of positive top line data (EMACC p-value of less than or equal to 0.05) in the Phase 2 Alzheimer’s program of XPro1595 (the “Announcement”) and (ii) the closing price of the Company’s common stock on the trading market on which it is then traded has equaled or exceeded 200% of the exercise price for fifteen (15) consecutive trading days within one and a half years from the date of the Announcement (such period, the “Price Condition Measurement Period”) and the dollar amount of the daily trading volume for seven (7) consecutive trading days commencing on the first day of the Price Condition Measurement Period is at least $5.0 million per day ((i) and (ii) collectively referred to as the “Acceleration Conditions”). The Company shall provide prompt notice to the holder upon the Announcement and the Company shall provide prompt notice to the holder upon meeting of the Acceleration Conditions set forth in (i) and (ii) above (the “Notice”). Following or concurrent with the delivery of the Notice, the Termination Date shall be accelerated.

Exercisability

The September 2024 Warrants will be exercisable after the Initial Exercise Date, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the September 2024 Warrant to the extent that the holder would own more than 4.99% (or, at the election of a purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding common stock after exercising the holder’s September 2024 Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the September 2024 Warrants. No fractional shares of common stock will be issued in connection with the exercise of the September 2024 Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Insider Participation

In the September 2024 Offering, certain of our officers and directors and employees purchased the September 2024 Warrants sold on the same terms as described herein, except that (i) the combined offering price per share of common stock and accompanying September 2024 Warrant for officers and directors was $6.50 and (ii) in the event that the September 2024 Warrant is held by our directors, officers or other affiliates and the termination date is during a period that such officers, directors or affiliates are subject to a blackout with respect to trading in our common stock, such officers or affiliates will have an additional 60 days from the termination of the blackout date to exercise the September 2024 Warrants.

PLAN OF DISTRIBUTION

We are directly offering the shares of common stock issuable upon exercise of the Warrants to the holders thereof upon exercise of such holders from time to time until the expiration date of the Warrants.

The sale of securities offered by this prospectus supplement may be completed from time to time upon the exercise of the Warrants by the holders thereof. Upon the exercise of the Warrants, The Depository Trust Company will credit the shares of common stock issuable upon such exercise to the account of the warrant holders. The estimated offering expenses payable by us will be approximately $5,000, which includes legal and other fees associated with registering and issuing the common stock. After our estimated offering expenses, we expect the net proceeds from this offering to be approximately $29.9 million, assuming all of the Warrants are exercised for cash. It is possible that not all of the securities we are offering pursuant to this prospectus supplement will be sold, in which case our net proceeds would be reduced.

Electronic Distribution

A prospectus supplement in electronic format is available on the website maintained by the SEC at sec.gov. Other than the prospectus supplement and the accompanying prospectus in electronic format, any information contained in any other website is not part of this prospectus supplement or the registration statement of which this prospectus supplement and accompanying prospectus form a part, has not been approved and/or endorsed by us and should not be relied upon by investors.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of INmune Bio Inc. as of and for the years ended December 31, 2023 and 2022 appearing in INmune Bio Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Marcum LLP, as set forth in its report thereon, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	Our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2023, filed with the SEC on March 28, 2024 and April 16, 2024, respectively;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 9, 2024, August 1, 2024 and October 31, 2024, respectively;

●	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 2, 2024, March 27, 2024, March 29, 2024, April 9, 2024, April 22, 2024, April 25, 2024, April 26, 2024, April 30, 2024, May 13, 2024, May 16, 2024, May 23, 2024, May 30, 2024, June 13, 2024, July 1, 2024, July 5, 2024, July 19, 2024, July 30, 2024, August 9, 2024, September 3, 2024, September 16, 2024, September 17, 2024, September 26, 2024, October 11, 2024, October 24, 2024, October 25, 2024, October 28, 2024, November 14, 2024, December 9, 2024, January 28, 2025, February 10, 2025, February 12, 2025 and March 4, 2025; and

●	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 1, 2019 (File No. 001-38793), including any amendment or report filed for the purpose of updating such description. In addition, a Form 8-A filed on December 30, 2020, contains a description of certain rights attributable to the common stock.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information about us contained in this prospectus supplement should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: David Moss, INmune Bio Inc., 225 NE Mizner Blvd, Suite 640, Boca Raton, Florida 33432, telephone number (858) 964-3720.

PROSPECTUS

$250,000,000

INMUNE BIO Inc.

Common Stock

Preferred Stock

Warrants

Units

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, up to a total offering price of $250,000,000.

This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

We are an “emerging growth company” under applicable Securities and Exchange Commission, rules and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is currently traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “INMB.” On July 30, 2024, the last reported sales price for our common stock was $8.26 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing of the securities on Nasdaq or any other securities market or exchange covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

The aggregate market value of our outstanding common stock held by non-affiliates was approximately $132.2 million which was calculated based on 19,782,429 shares of outstanding common stock held by non-affiliates as of July 30, 2024, and a price per share of $9.86, the closing price of our common stock on July 16, 2024.

Investing in our securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 7, 2024

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $250,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

The terms “INmune Bio”, the “Company,” “we,” “our,” or “us,” in this prospectus refer to INmune Bio Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Use of Proceeds,” and elsewhere in this prospectus, as well as the documents incorporated by reference herein, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements related to our expected business, new product introductions, results of clinical studies, expectations regarding regulatory clearance and the timing of FDA or non-US filings or approvals including meetings with FDA or non-U.S. regulatory bodies, our ability to raise funds for general corporate purposes and operations, including our research activities and clinical trials, procedures and procedure adoption, future results of operations, future financial position, our ability to generate revenues, our financing plans and future capital requirements, anticipated costs of revenue, anticipated expenses, the effect of recent accounting pronouncements, our anticipated cash flows, our ability to finance operations from cash flows or otherwise, and statements based on current expectations, estimates, forecasts, and projections about the economies and markets in which we operate and intend to operate and our beliefs and assumptions regarding these economies and markets.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among others, those factors referred to in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference herein.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us and selected information contained in the prospectus. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of the Company, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus and our most recent consolidated financial statements and related notes.

We are a clinical-stage immunology company focused on developing drugs that may reprogram the patient’s innate immune system to treat disease. We believe this may be done by targeting cells of the innate immune system that cause acute and chronic inflammation and are involved in immune dysfunction associated with chronic diseases such as cancer and neurodegenerative diseases. The Company’s drugs are in clinical trials and have not been approved by a regulatory authority. The Company has two therapeutic platforms – a dominant-negative TNF platform (“DN-TNF”, “XPro™”, “XPro1595™” or “pegipanermin”) and a Natural Killer (“NK”, or “INKmune™”) platform. The DN-TNF platform neutralizes soluble TNF (“sTNF”) without affecting trans-membrane TNF (“tmTNF”) or TNF receptors -TNFR1 and TNFR2. This unique biologic mechanism differentiates the DN-TNF drugs from currently approved non-selective TNF inhibitors that inhibit both sTNF and tmTNF. Protecting the function of tmTNF and TNF receptors while neutralizing the function of sTNF is a potent anti-inflammatory strategy that does not cause immunosuppression or demyelination which occur in the currently approved non-selective TNF inhibitors. Currently approved non-selective TNF inhibitors treat autoimmune disease, but are contraindicated in patients with infection, cancer and neurologic diseases because they increase the risk of infection, cancer and demyelinating neurologic diseases, respectively; these safety problems are due to off-target effects on inhibiting tmTNF. The NK platform targets the dysfunctional natural killer cells in patients with cancer. NK cells are part of the normal immunologic response to cancer with important roles in immunosurveillance to prevent cancer and in preventing relapse by eliminating residual disease. Residual disease is the cancer left behind after therapy is finished. Residual disease can grow to cause relapse. The mechanism by which INKmune improves the ability of the patient’s NK cells to kill their cancer is complex. The NK cells of cancer patients lose the ability to bind and kill cancer cells. A measure of NK cell binding to cancer cells is avidity. The higher the avidity, the greater the bond between the NK cell to cancer cell and thus the greater NK killing of cancer cells. INKmune increases NK avidity and further improves mitochondrial function and upregulates nutrient receptors. These metabolic changes may help the INKmune primed NK cell to function in the hostile tumor microenvironment and persist much longer. These mechanisms improve the ability of INKmune primed NK cells to overcome the immune evasion of the patient’s cancer cells. We believe INKmune is best used to eliminate residual disease after the patient has completed other cancer therapies. Both the DN-TNF platform and the INKmune platform can be used to treat multiple diseases. The DN-TNF platform will be used as an immunotherapy for the treatment of cancer and neurodegenerative disease. INKmune is being developed to treat NK sensitive hematologic malignancies and solid tumors.

We believe our DN-TNF platform can be used as a CNS (“central nervous system”) therapy to target glial activation to prevent progression of Alzheimer’s disease (“AD”); to target neuroinflammation in treatment resistant depression (“TRD”); as a drug to prevent muscle degeneration, prevent fibrosis and promote muscle regeneration in Duchene muscular dystrophy (“DMD”); and as a cancer therapy to reduce resistance in immunotherapy. The primary focus of the company’s development efforts for XPro is AD. The next indication to be developed with XPro will be TRD. Treatment of DMD and cancer will occur when partners for the programs are found. The drug is named differently for the oncology and CNS indications; INB03™ or XPro, respectively, but it is the same drug product. For DMD, the company is exploring DN-TNF compounds that is optimized for the treatment of DMD. This novel compound has the same mechanism of action but has novel IP protection. In each case, we believe neutralizing sTNF is a cornerstone to the treatment of these diseases. As an immunotherapy for cancer, we are using INB03 to neutralize sTNF produced by HER2+ trastuzumab resistant breast cancers to reverse resistance to targeted therapy. sTNF produced by the tumor causes an up-regulation of MUC4 express causing steric hindrance of trastuzumab binding to the HER receptor on HER2+ breast cancer cells. Without binding, trastuzumab based therapies are not effective. Neutralizing sTNF reverses MUC4 expression converting a trastuzumab resistant breast cancer cell into a trastuzumab sensitive breast cancer cell. In addition, INB03 may change the immunobiology of the tumor microenvironment by decreasing the number of immunosuppressive myeloid cells, both myeloid derived suppressor cells and tumor active macrophages, and increasing the number of cytotoxic lymphocytes and phagocytic macrophages in the TME. The Company has completed an open label dose escalation trial in cancer patients with metastatic solid tumors that have failed multiple lines of therapy. The pre-clinical data in MUC4+ expressing tumors and the clinical trial informs the design of a future Phase II trial by demonstrating that INB03 was safe and well tolerated, defined the dose of INB03 to carry into Phase II trials, and demonstrated a pharmacodynamic end-point. The company does not plan to commence a Phase II trial in patients with advanced MUC4+ expressing cancer until a partner can be found.

Likewise, we believe the DN-TNF platform can be used to treat selected neurodegenerative diseases by modifying the brain microenvironment (“BME”). The Company believes the core pathology of cognitive decline is a combination of neurodegeneration and synaptic dysfunction. Neurodegeneration is nerve cell death that may include demyelination. Synaptic dysfunction means the connections between nerve cells stop working efficiently and may decrease in number. The combination of neurodegeneration and synaptic dysfunction causes cognitive decline and behavioral changes associated with Alzheimer’s disease (“AD”). XPro completed a Phase I trial treating patients with Alzheimer’s disease that was partially funded by a Part-the-Clouds Award from the Alzheimer’s Association. We believe XPro targets activated microglia and astrocytes of the brain that produce sTNF that promotes nerve cell loss, synaptic dysfunction and prevents myelin repair - key elements in the development of dementia. In animal models, elimination of sTNF prevents nerve cell dysfunction, reverses synaptic pruning and promotes myelin repair. The Phase I trial in patients with biomarkers of inflammation with AD has been completed. The open label, dose escalation trial was designed to demonstrate that XPro can safely decrease neuroinflammation in patients with ADi. ADi is the term used to delineate patients with AD with biomarkers of inflammation. The endpoints of the trial were measures of neuroinflammation and neurodegeneration in blood and cerebral spinal fluid by measuring changes in inflammatory cytokine levels in the CNS and using MRI-DTI to measure brain microstructural changes. XPro, at the 1mg/kg/week dose, decreased inflammatory cytokines in the CSF in the brain demonstrating that XPro can decrease neuroinflammation in patients with AD. We also studied downstream benefits of decreasing neuroinflammation by measuring changes in the CSF proteome and quantifying changes in novel white matter MRI biomarkers. XPro significantly decreases biomarkers of neurodegeneration as measured by changes in the CSF proteome including neurofilament light chain, phospho Tau 217 and VILIP-1; decreases of 84%, 46% and 91% respectively after 3 months of therapy. Three months of XPro therapy improved measures of synaptic function, as measured in the CSF proteome including a 222% increase in Contactin 2 and a 56% decrease neurogranin, changes that contribute to improved synaptic function.

The successful completion of the Phase I trial in AD has informed the design of a blinded randomized, placebo-controlled Phase II trial in patients with early ADi. Early ADi includes patients with AD and MCI who have at least one biomarker of inflammation (ADi and MCI2 respectively). The early ADi trial is a blinded randomized trial to test if treatment of early AD patients with neuroinflammation with XPro will affect cognitive decline. The Phase II trial in early ADi has six important elements. Two hundred and one patients are being enrolled in a 2:1 ratio (XPro vs placebo). The patients will receive 1mg/kg/week as a subcutaneous injection for six months. An enrichment strategy identical to the successful strategy used in the Phase I trial will be used to ensure patients have neuroinflammation. Patients will need to have one or more enrichment criteria: elevated blood level of at least one of C-reactive protein, hemoglobin A1c, erythrocyte sedimentation and at least one allele of ApoE4. The primary end-point will be Early/mild Alzheimer’s Cognitive Composite (“EMACC”), a validated cognitive measure that is more sensitive than traditional end-points used in many studies of patients with early AD. The AD program is open in the United States, Australia, Canada, the United Kingdom, France, Germany, Spain, Czech Republic and Slovakia. All patients will be offered to stay on therapy for at least 12 months in an extension trial. Clinical and biomarker data will be collected during the extension trial.

There are at least 4 clinical milestones associated with the Phase II trial in AD. Enrollment of 201 patients in the Phase II AD trial should be complete by mid-year. Six months after the last patient is enrolled, top line cognition data with EMACC will be available. Secondary end-points which include blood biomarker, neuroimaging and additional neuropsychiatric end-points will be available after data base lock 2-3 months after top line data. Finally, several months after all the data are analyzed, the Company plans an end-of-phase II meeting with the FDA to finalize plans for the pivotal Phase III trial. The Company plans to apply for an accelerated pathway during 2024. XPro for treatment of AD may be eligible for one or both accelerated approval pathways. The Company plans to submit of Fast Track status in 2024. We expect to be eligible for Break Through status after completion of the Phase II in 2025.

Effective therapy for TRD is a large unmet need. Twenty percent of patients with a Major Depressive Disorder have TRD. Once third of TRD patients have peripheral biomarkers to inflammation (elevated CRP). This is a large patient population. The role of TNF and anti-TNF therapeutics was explored in a small open label clinical trial by Prof. Andrew Miller, MD of Emory University demonstrated the patients have elevated TNF levels and treatment with infliximab treated their depression (Miller, 2011). The Company received a $2.9M USD award from the National Institute of Mental Health (“NIMH”) to treat TRD with XPro. The blinded, randomized Phase II trial will use biomarkers of peripheral inflammation to select patients with TRD for enrollment. Patients will be treated for 6 weeks. Primary end-points include both clinical and neuroimaging measures. The final trial design is ongoing and discussions with the FDA are not complete. The Company received authorization to initiate a clinical trial in AD in the US during January 2024. The TRD trial is expected to start enrollment after the AD Phase II trial finishes patient enrollment.

We believe that INKmune improves the ability of the patient’s own NK cells to attack their tumor. INKmune interacts with the patient’s NK cells to convert them from inert resting NK cells into memory-like NK cells that kill the patient’s cancer cells. INKmune is a replication incompetent proprietary cell line that is given to the patient after determining that i) the patient has adequate NK cells in their circulation and ii) those NK cells are functional when exposed to INKmune in vitro. INKmune is designed to be given to patients after their immune system has recovered after cytotoxic chemotherapy to target the residual disease that remains after treatment with cytotoxic therapy. We believe INKmune can be used to treat numerous hematologic malignancies and solid tumors including leukemia, multiple myeloma, lymphoma, lung, ovary, breast, renal and prostate cancer. The Company had a Phase I trial using INKmune to treat patients with high risk MDS/AML, a form of leukemia. Two patients were treated in the Phase I trial for MDS, three patients have been treated compassionately in AML and another MDS patient is expected to be treated shortly. During March 2024, the Company decided to terminate further enrollment in the MDS/AML trial. In the patients, INKmune therapy is safe, produces memory-like NK cells that kill cancer in vitro, and promotes development of cancer killing memory-like NK cells that can be found in the patient’s circulation of 4 months. The Company initiated a separate Phase I/2 trial of INKmune in a metastatic castrate resistant prostate cancer. The open label trial enrolled the first patient in December 2023.

The Phase I/II trial using INKmune to treat patients with metastatic castrate resistant prostate cancer (mCPRC) is an open label trial. Biomarker data from the patients will be visible as patients are treated. The Company will report data from each cohort as it becomes available. In addition to clinical data, the Company will communicate when the Phase I portion of the trial has completely enrolled. This is expected in September 2024. Because of the modified Bayesian design, the Company estimates the trial will be completely enrolled 1H25 with top-line data available 6 months later. Topline data is divided into immunologic and tumor response variables. The most important immunologic response variable is related to memory like NK cell persistence. This is how long are the number of mlNK cells in patients blood compared to baseline. There are 3 important variables to tumor response: i) blood PSA changes; ii) change in PMSA scan and iii) change in circulating tumor DNA (ctDNA). Ideally, the levels of all three variables decrease with treatment. We do not expect this 6 month trial to provide survival data.

We continue to incur significant development and other expenses related to our ongoing operations. As a result, we are not and have never been profitable and have incurred losses in each period since our inception, resulting in substantial doubt in our ability to continue as a going concern. We reported a net loss of $30.0 million and $27.3 million for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, we had cash and cash equivalents of $35.8 million and $52.2 million, respectively. We expect to continue to incur significant losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of, and seek regulatory approvals for, our product candidates. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues, if any.

Our recurring net losses and negative cash flows from operations raised substantial doubt regarding our ability to continue as a going concern within one year after the issuance of our consolidated financial statements for the year ended December 31, 2023. Until we can generate sufficient revenue from the commercialization of our product candidates, we expect to finance our operations through the public or private sale of equity, debt financings or other capital sources, such as government funding, collaborations, strategic alliances, divestment of non-core assets, or licensing arrangements with third parties. To date, the Company has relied on equity and debt financing to fund its operations.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) December 31, 2024, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of the Company’s common stock, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which INmune Bio is deemed to be a large accelerated filer, which means the market value of our common stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act of 1933, as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Corporate Information

Our principal executive offices are located at 225 NE Mizner Blvd, Suite 640, Boca Raton, FL 33432. Our telephone number is (858) 964-3720. We maintain an Internet website at www.inmunebio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including to support research and development, including clinical trials, and general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our common stock and the preferred stock that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our articles of incorporation and our bylaws that are incorporated by reference into the registration statement of which this prospectus is a part. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our articles of incorporation and our bylaws.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, $0.001 par value per share.  As of the date of this prospectus, there are 19,760,985 shares of common stock issued and outstanding. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Holders of common stock are entitled to one vote for each share on all matters presented to the stockholders. Holders of common stock do not have cumulative voting rights. Therefore, holders of a plurality of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing 33.3 percent of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

Holders of common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, from time to time in one or more series. On December 30, 2020, we filed a Certificate of Designation of Series A Junior Preferred Stock with the Secretary of State of the State of Delaware to designate 45,000 shares as Series A Preferred Junior Participating Preferred Stock. As of the date of this prospectus, there were no shares of our preferred stock outstanding.

Our articles of incorporation authorizes our Board of Directors to issue preferred stock from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, dividends or limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors for each class or series of stock. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of stockholders unless such authorization is required by applicable law, the rules of Nasdaq or other securities exchange or market on which our stock is then listed or admitted to trading.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change-in-control of the Company.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

●	the title and stated or par value of the preferred stock;

●	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

●	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

●	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

●	the provisions for a sinking fund, if any, for the preferred stock;

●	any voting rights of the preferred stock;

●	the provisions for redemption, if applicable, of the preferred stock;

●	any listing of the preferred stock on any securities exchange;

●	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

●	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock; and

●	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

Transfer Agent and Registrar

The transfer agent for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598.

Listing

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “INMB”.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of the securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

●	the title of the warrants;

●	the aggregate number of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

●	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

●	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

●	the minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	if appropriate, a discussion of Federal income tax consequences; and

●	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of securities warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

●	the terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities

●	any delayed delivery arrangements

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on Nasdaq at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934 (the “Exchange Act”). Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of INmune Bio Inc. as of and for the years ended December 31, 2023 and 2022 appearing in INmune Bio Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Marcum LLP, as set forth in its report thereon, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed our registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. These documents may also be accessed on our web site at www.inmunebio.com. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information contained on our web site to be part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above. Other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated into this prospectus by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 28, 2024, and as amended by Form 10-K/A on April 16, 2024;

●	our Current Reports on Form 8-K filed with the SEC on January 2, 2024, March 27, 2024, March 29, 2024, April 9, 2024, April 22, 2024, April 25, 2024, April 26, 2024, April 30, 2024, May 13, 2024, May 16, 2024, May 23, 2024, May 30, 2024, June 13, 2024, July 1, 2024, July 5, 2024, July 19, 2024 and July 30, 2024;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 9, 2024 and August 1, 2024, respectively;

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 1, 2019 (File No. 001-38793), as amended by Exhibit 4.1 to our Annual Report on Form 10-K filed on March 3, 2022, including any subsequent amendment or any report filed for the purpose of updating such description; and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: David Moss, INmune Bio Inc., 225 NE Mizner Blvd, Suite 640, Boca Raton, FL 33432, telephone number (858) 964-3720.

Up to 3,898,852 Shares of Common Stock Underlying Previously Issued Warrants

PROSPECTUS SUPPLEMENT

March 7, 2025